UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 3, 2010

NORTEL NETWORKS LIMITED

(Exact name of registrant as specified in its charter)

CANADA	000-30758	62-12-62580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5945 AIRPORT ROAD, SUITE 360, MISSISSAUGA, ONTARIO, CANADA	L4V 1R9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On March 3, 2010, Nortel Networks Corporation (NNC) announced that, at a joint hearing it, its principal operating subsidiary Nortel Networks Limited (NNL), and certain of its other subsidiaries including Nortel Networks Inc. (NNI) obtained orders from the United States Bankruptcy Court for the District of Delaware and the Ontario Superior Court of Justice approving the asset sale agreement with GENBAND, Inc. (GENBAND) for the sale of substantially all of the global assets of Nortel’s Carrier VoIP and Application Solutions (CVAS) business. Certain other Nortel subsidiaries, including Nortel Networks U.K. Limited (in administration), have entered into a separate asset sale agreement with GENBAND for the Europe, Middle East and Africa portion of Nortel’s CVAS business. Under the agreements, GENBAND will pay an aggregate purchase price of US$282, subject to balance sheet and other adjustments currently estimated at approximately US$100 million for a net purchase price of approximately US$182 million.

As announced on February 24, 2010, GENBAND’s purchase will include substantially all product platforms, all patents predominantly used, and other IP exclusively used in Nortel’s CVAS business, including softswitching, gateways, SIP applications, and TDM products and services. The agreements will also provide for the transition of substantially all of Nortel’s CVAS customer contracts to GENBAND. Nortel will work diligently with GENBAND to close the sale in the second quarter of 2010, subject to the timing of regulatory approvals. The sale is subject to court approval in Israel and certain regulatory approvals, information and consultation with employee representatives and/or employees in certain EMEA jurisdictions, other customary closing conditions and certain post-closing purchase price adjustments.

As previously announced, NNC does not expect that its common shareholders or the preferred shareholders of NNL will receive any value from the creditor protection proceedings and expects that the proceedings will result in the cancellation of these equity interests.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS LIMITED

By:	/S/ ANNA VENTRESCA
Anna Ventresca General Counsel-Corporate and Corporate Secretary

By:	/S/ JOHN M. DOOLITTLE
John M. Doolittle Senior Vice-President, Finance and Corporate Services

Dated: March 5, 2010